Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Ralph J. Lober, II and Renee K. Wood, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such individual and in such individual’s name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorneys may deem necessary or advisable under the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of the common stock underlying subscription rights to purchase shares of common stock of Consumers Bancorp, Inc., and any securities or blue sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of said securities for issue, offer, sale, or trade under the blue sky or other securities laws of any such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments or attorneys to receive service of process and other papers and instruments which may be required by such laws, including specifically, but without limiting the generality of the foregoing the power and authority to sign his or her name in his or her capacity as officer or board member of Consumers Bancorp., Inc., as the case may be, the registration statement and/or such other form or forms as may be appropriate to be filed with the Securities and Exchange Commission or under or in connection with any blue sky law or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate and all amendments, including post-effective amendments (and any related registration statements pursuant to Rule 462(b)), to this registration statement and to any and all instruments and documents filed as part of or in connection with this registration statement.

IN WITNESS WHEREOF, each of the undersigned has executed this instrument to be effective as of April 10, 2013.

By /s/ Ralph J. Lober, II Ralph J. Lober, II President and Chief Executive Officer (principal executive officer) By /s/ Laurie L. McClellan Laurie L. McClellan Chairman of Board of Directors	By /s/ Renee K. Wood Renee K. Wood Chief Financial Officer and Treasurer (principal financial officer) By /s/ James V. Hanna James V. Hanna Director
By /s/ John P. Furey John P. Furey Director	By /s/ Bradley Goris Bradley Goris Director
By /s/ David W. Johnson David W. Johnson Director	By /s/ James R. Kiko, Sr. James R. Kiko, Sr. Director
By /s/ Thomas M. Kishman Thomas M. Kishman Director	By /s/ Harry W. Schmuck, Jr. Harry W. Schmuck, Jr. Director
By /s/ John E. Tonti John E. Tonti Director